Exhibit 10.41

CONFIDENTIAL TREATMENT

Amendment #5

Oso BioPharmaceuticals Manufacturing LLC (“OsoBio”) and Cubist Pharmaceuticals, Inc. (“Cubist”) are parties to a Processing Services Agreement dated August 11, 2004, as amended by Amendment No. 1 dated May 23, 2005, Amendment No. 2 dated April 18, 2007, Amendment No. 3 dated January 1, 2010, and Amendment No. 4 dated January 21, 2011 (collectively, the “Agreement”).

The parties now desire to amend the Agreement pursuant to the terms and conditions set forth herein.

Therefore, in consideration of the mutual conditions and covenants set forth herein, OsoBio and Cubist agree as follows:

1.                                      A new section 2.3 shall be added to the Agreement to read in its entirety as follows:

“2.3                         Capacity.

(a)                                 As of the Amendment No. 5 Effective Date, OsoBio has validated two lyophilizers:  Serail #4 and Serail #5 for use in the Processing of the Product.  OsoBio shall complete the validation of a third lyophilizer, Serail #3, for use in Processing the Product (collectively, the three lyophillization lines shall be referred to as the “Validated Lines”).  Cubist shall provide OsoBio, at Cubist’s cost, with sufficient quantities of API to permit OsoBio to complete such validation.  []* shall, at its cost, be responsible for the stability testing required for the validation.  []* shall, at its cost, run the engineering lots necessary to complete the validation.  The validation lots will be tested and delivered in accordance with the terms of Article 5 of the Agreement, and shall be subject to the acceptance and rejection provisions thereof.  If the validation lots are accepted by Cubist, Cubist shall purchase the validation lots from OsoBio []* under the Agreement.  If Cubist rejects the validation lots in accordance with the terms of Section 5.2 of the Agreement, OsoBio shall []* in accordance with the terms and conditions of the Agreement, including, but not limited to Section 5.4.  OsoBio shall provide Cubist with all information and assistance regarding such validation as may be necessary or useful to support Cubist regulatory compliance with respect to the use of the new lyophillization line for the Processing of the Product.  []* for the validation activities as outlined in Budgetary Quotation # 2012-0084.00.  This includes protocol development, lyo mapping study, container closure study and preparation of the Aseptic Validation Packet for the Common Technical Document (CTD) — Electronic Version.  OsoBio shall commence validation activities immediately upon execution of this Amendment and use all commercially reasonable efforts to ensure that the third lyophillization line is validated and available for Processing Product at the earliest possible date

2.                                      A new section 2.4 shall be added to the Agreement to read in its entirety as follows:

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

“2.4                         []*.  In the event that OsoBio or any of its Affiliates []*, then OsoBio will inform Cubist and give Cubist []* than Cubist.

3.                                      A new section 4.3(a) shall be added to the Agreement to read in its entirety as follows:

“4.3(a)          Additional Purchase Orders.

(i)                                     In addition to the Purchase Orders placed by Cubist for the Firm Commitment portion of the Rolling Forecast, Cubist may elect to submit Purchase Orders for additional Product.  If Cubist submits an additional Purchase Order or additional Purchase Orders that (i) cover Product amounts that are in the aggregate, equal to or less than []* percent ([]*%) of the amount of the Firm Commitment for such period, and (ii) contain a delivery date that is at least []* days after the submission of such Purchase Order, then such additional Purchase Orders shall be binding upon Cubist and OsoBio when issued by Cubist.  Within ten (10) business days following OsoBio’s receipt of an additional Purchase Order, OsoBio shall notify Cubist in writing of the anticipated Processing Dates for the Product ordered by such additional Purchase Order, and will subsequently notify Cubist of any changes to such Processing Dates; provided, that, any such change shall not affect OsoBio’s obligation to deliver Product on the delivery date specified in the applicable Purchase Order.

(ii)                                  Notwithstanding the above, without the written approval of OsoBio, the maximum amount of Product that Cubist may order for delivery in Calendar Year 2013 shall not exceed []* units of Product (the “Maximum Capacity” for 2013).  On or before October 1 of each Calendar Year after the Amendment No. 5 Effective Date, the Maximum Capacity for the next calendar year shall be set.

4.                                      A new section 4.8 shall be added to the Agreement to read in its entirety as follows:

“4.8                         Reports Regarding Utilization and Committed Capacity on the Validated Lines.

(a) On or before September 30 of each year, OsoBio shall deliver to Cubist a written report detailing, in form and substance reasonably acceptable to Cubist, an analysis of OsoBio’s capacity availability, utilization and commitments for the Validated Lines for the following twelve (12) months.  Following its receipt of each such written report, Cubist shall have the right to request, and OsoBio shall use commercially reasonable efforts to provide, additional information or support for the analysis provided in the written report.

(b)                                 On or before the tenth (10th) day of each Calendar Quarter, OsoBio shall provide Cubist with a written notice detailing any third party requests for services by OsoBio that could impact the capacity utilization of the Validated Lines.

(c)                                  OsoBio agrees that it shall manage its commitments for the Validated Lines such that at all times during the Term, its commitments to third parties when combined with

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

its commitments to Cubist (including, but not limited to, the []* percent ([]*%) overage committed under Section 4.3(a)) shall not exceed []* percent ([]*%) of the capacity of the Validated Lines.

5.                                      A new section 7.2(a) shall be added to the Agreement to read in its entirety as follows:

“7.2(a)          Price Decrease.  In the event that Cubist develops, or engages OsoBio to develop, process improvements that increase the efficiency of Processing the Product, the parties agree to negotiate in good faith the manner in which the improvement will be implemented, the sharing of the cost and expenses incurred in the implementation of the improvement and a reduction to the Unit Pricing to reflect the increased efficiencies resulting from the improvement.”

6.                                      The first sentence of Section 15.1 of the Agreement shall be deleted in its entirety and shall be replaced with the following:

“This Agreement shall commence on August 11, 2004 and shall continue until June 30, 2017, unless earlier terminated under Section 15.2 below (the “Term”).”

Any conflict between the provisions of this Amendment No. 5 and the Agreement shall be resolved in favor of this Amendment No. 5 and capitalized terms used in this Amendment No. 5 shall have the same meaning given to them in the Agreement, unless otherwise defined in this Amendment No. 5.

This Amendment No. 5 shall be effective May 1, 2012 (“Amendment No. 5 Effective Date”).  Unless otherwise expressly set forth herein, all other terms and conditions set forth in the Agreement shall remain in full force and effect.  Following the Amendment No. 5 Effective Date, the term “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment No. 5.

This Amendment No. 5 may be signed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument, and such counterparts may be signed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies), each of which will be binding when sent.

CUBIST PHARMACETUICALS, INC.

By:	/s/ Charles Laranjeira

Name:	Charles Laranjeira

Title:	Senior Vice President, Technical Operations

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

OSO BIOPHARMACEUTICALS MANUFACTURING, LLC

By:	/s/ Milton Boyer

Name:	Milton Boyer

Title:	President

*Confidential Treatment Requested.  Omitted portions filed with the Commission.